EXHIBIT 10.15

Amendment No. 4 to that certain Convertible Note dated as of July 29, 2004 in the principal sum of $100,000, as amended by Amendment 1 dated March 27, 2008, Amendment 2 dated February 12, 2009, and Amendment 3 dated March 5, 2010 (“Note”).

For good and valuable consideration, the parties to the Note amend the Note to extend the First Maturity Date and the Final Maturity date to January 1, 2012 so that the entire Principal Sum is due and payable on January 1, 2012.

Except as set forth above, the Note is hereby ratified and confirmed in all respects.

Dated: March 1, 2011

Colonial Commercial Corp

By:	/s/William Salek	/s/ William Pagano
Name:	William Salek, Chief Financial Officer	William Pagano